Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Lpath, Inc. of our report dated March 22, 2016, relating to the consolidated financial statements of Lpath, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern emphasis), included in the Annual Report on Form 10-K of Lpath, Inc. for the year ended December 31, 2015, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

August 22, 2016